EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For information contact:
Gabby Nelson
(763) 551-7460
(612) 850-6784 (mobile)
gabby.nelson@selectcomfort.com

SELECT COMFORT CORPORATION
NAMES SHELLY R. IBACH TO LEAD U.S. RETAIL CHANNEL

MINNEAPOLIS - (Feb. 26, 2007) - Select Comfort Corporation (NASDAQ:SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER® bed, today announced the appointment of Shelly R. Ibach as the Select Comfort U.S. retail channel leader - a newly defined position within the company. Ms. Ibach’s responsibilities, which begin April 2, include full profit and loss responsibility for the company’s U.S. retail operations, encompassing sales training, retail merchandising, local marketing, real estate selection and store design.

“We’re delighted Shelly will be joining the Select Comfort team in this leadership capacity,” said Bill McLaughlin, chairman and chief executive officer. “Shelly brings a demonstrated history of success managing in-store operations and retail merchandising. We were particularly impressed with her commitment to developing leaders and teams within large and successful branded retail organizations.”

Ms. Ibach joins Select Comfort from Macy’s North, a division of Macy’s and a Federated Department Stores, Inc., subsidiary. She most recently served as senior vice president, general merchandise manager, responsible for merchandising and marketing for all Home businesses including tabletop, housewares, home décor, textiles and furniture.

Previously, Ms. Ibach held progressive responsibilities within Target Corporation/Marshall Field’s including vice president, merchandise manager for Marshall Field’s, where she drove the merchandising vision and strategic planning for the reinvention of the home décor, stationary and textile businesses. Ms. Ibach also served as director of planning for Marshall Field’s Home division as well as regional director of stores for the company.

Currently, Ms. Ibach serves as a member of the board of trustees for The Goodman Theater located in Chicago. She earned a bachelor’s of science degree in fashion merchandising from the University of Wisconsin.

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About Select Comfort Corporation
Founded in 1987, Select Comfort Corporation is the nation’s leading bed retailer(1), holding 30 U.S.- issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through more than 440 company-owned retail stores located across the country; national direct marketing operations; preferred bedding retailers; and on the Internet at www.selectcomfort.com.

1Top 25 Bedding Retailers, Furniture/Today, August 14, 2006.

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